Exhibit 99.2
February 27, 2007
Black Warrior Basin Trust 1994-1
c/o Bank of America
P. O. Box 830650
Dallas, Texas 75283

Attn:	Mr. Ron E. Hooper
Sr. Vice President, Royalty Management
Re: Estimated Reserves and Non Escalated Future
Net Revenue Remaining as of December 31, 2006
Dominion Black Warrior Basin Trust 1994-1
Gentlemen:
At your request the firm of Ralph E. Davis Associates, Inc. of Houston, Texas has prepared an estimate of the natural gas reserves on specific leaseholds in which Dominion Black Warrior Basin Trust 1994-1 (the Trust) has certain interests. The interests evaluated are a royalty interest ownership position applicable to specific gas properties in the Black Warrior Basin, Tuscaloosa County, Alabama. This report presents our estimate of the proved reserves anticipated to be produced from those leaseholds.
The reserves associated with these estimates have been classified in accordance with the definitions of the Securities and Exchange Commission as found in Rule 4-10(a) of regulation S-X of the Securities Exchange Act of 1934. We have also estimated the future net revenue and discounted present value associated with these reserves as of December 31, 2006, utilizing a scenario of non escalated product prices as well as non escalated costs of operations, i.e., prices and costs were not escalated above current values as detailed later in this report. The present value is presented for your information and should not be construed as an estimate of the fair market value.
The results of our study may be summarized as follows:

Dominion Black Warrior Basin Trust 1994-1	February 27, 2007
Mr. Ron E. Hooper	Page 2
Non Escalated Pricing Scenario
Estimated Reserves and Future Net Income
Net to Dominion Black Warrior Basin Trust 1994-1
As of December 31, 2006

Total Proved
Net Remaining Sales Gas Reserves:
Gas: Mcf	26,875,186
Future Revenue:
Sales Revenue	$147,118,953
Tax Credit Revenue	0
Total Revenue	$147,118,953
Production Taxes	$8,827,140
Other Deductions	0
Future Net Income	$138,291,844
Future Net Income Discounted @ 10%	$84,685,898
The Section 29 Tax Credit that was in effect in previous years is no longer applicable as of January 1, 2003.
Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.
DATA SOURCE
Basic well and field data used in the preparation of this report were furnished by Dominion Black Warrior Basin, Inc. (Dominion) or were obtained from commercial sources. Records as they pertain to factual matters such as acreage controlled, the number and depths of wells, production history, the existence of contractual obligations to others and similar matters were accepted as presented.
Ownership interest, operating costs and information related to contractual obligations regarding the sale of produced gas were furnished by Dominion. No physical inspection of the properties was made nor any well tests conducted.
RESERVE ESTIMATES
The estimate of reserves included in this report is based primarily upon production history, or analogy with wells in the area producing from the same or similar formations. Individual well production histories were analyzed and forecast until an anticipated economic limit.

Dominion Black Warrior Basin Trust 1994-1	February 27, 2007
Mr. Ron E. Hooper	Page 3
The economic limit was based upon an analysis of overall field operating costs and an appropriate daily producing rate was utilized for each individual well.
Future production for the unit was then analyzed as it applies to the total revenue stream. Future production was forecast until the unit operations would no longer be economical, and this future point in time was then utilized as a terminus of production from the area of interest.
The accuracy of reserve estimates is dependent upon the quality of available data and upon the independent geological and engineering interpretation of that data. Reserve estimates presented in this report are calculated using acceptable methods and procedures and are believed to be reasonable; however, future reservoir performance may justify revision of these estimates.
The anticipated producing rates may be subject to regulation by various agencies, changes in market demand or other factors; consequently, reserves recovered and the actual rates of recovery may vary from the estimates included herein.
PRICING PROVISIONS
Natural Gas - The unit price used throughout this report for natural gas is primarily based upon an initial price of $5.840 per MMBtu for December 29, 2006, the last trading day of the year, and is representative of the operator’s effective system wide price on that trading day. A basis differential of $0.03 per MMBtu was applied to all sales volumes, and this differential as well as the price for gas was held constant throughout the producing life of the property. Prices for gas reserves scheduled for initial production at some future date were estimated using this same price.
FUTURE NET INCOME
Future net income is based upon gross income from future production, less appropriate taxes (production, severance, ad valorem or other). Operating costs and any estimated future capital requirements were not considered in the estimation of net income due to the Trust’s royalty ownership position. No allowance was made for depletion, depreciation, income taxes or administrative expense.
Future net income has been discounted for present worth at values ranging from 0 to 100 percent using monthly discounting. In this report the future net income is discounted at a primary rate of ten (10.0) percent.
GENERAL
Dominion Black Warrior Basin, Inc. as operator has provided access to all of its accounts, records, geological and engineering data, reports and other information as required for this investigation. The ownership interests, product classifications relating to prices and other

Dominion Black Warrior Basin Trust 1994-1	February 27, 2007
Mr. Ron E. Hooper	Page 4
factual data were accepted as furnished without verification.
No consideration was given in this report to either gas contract disputes including take or pay demands or gas sales imbalances.
No consideration was given in this report to potential environmental liabilities which may exist, nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.
If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such person with the approval of our client is invited to arrange a visit so that he can evaluate the assumptions made and the completeness and extent of the data available on which the estimates are made.
Neither Ralph E. Davis Associates, Inc. nor its employees has any interest in the subject properties and neither the employment to make this study nor our compensation is contingent on our estimates of reserves and future income for the subject properties.
This report has been prepared for the exclusive use of Dominion Black Warrior Basin Trust 1994-1 and shall not be reproduced, distributed or made available to any other company without the written consent of Ralph E. Davis Associates, Inc. Such consent will not be unreasonably withheld if the report is utilized in its entirety.
Very truly yours,

RALPH E. DAVIS ASSOCIATES, INC.

Allen C. Barron, P.E.
President

DOMINION BLACK WARRIOR TRUST 1994-1
UNESCALATED ANALYSIS
ROYALTY INTERESTS
TOTAL PROVED RESERVES
R E S E R V E S A N D E C O N O M I C S
EFFECTIVE DATE: 12/31/2006

		GROSS PRODUCTION			NET PRODUCTION		PRICES		OPERATIONS, M$
END	NO. OF	OIL	WELL HEAD	SALES	OIL	SALES	OIL	GAS	OIL	GAS	TAX	TOTAL
MO-YEAR	WELLS	MBBL	GAS, MMCF	GAS, MMCF	MBBL	GAS, MMCF	$/B	$/M	REVENUE	REVENUE	CREDITS	REVENUE
12-2007	530.1	0.000	7103.480	6677.277	0.000	3553.043	0.00	5.973	0.000	21221.371	0.000	19523.721
12-2008	527.8	0.000	6222.285	5848.948	0.000	3112.191	0.00	5.965	0.000	18564.654	0.000	17079.469
12-2009	525.8	0.000	5457.023	5129.600	0.000	2729.239	0.00	5.959	0.000	16262.647	0.000	14961.630
12-2010	519.9	0.000	4785.631	4498.494	0.000	2393.154	0.00	5.953	0.000	14247.269	0.000	13107.481
12-2011	509.8	0.000	4190.612	3939.177	0.000	2095.507	0.00	5.950	0.000	12467.728	0.000	11470.314
12-2012	494.2	0.000	3662.914	3443.141	0.000	1831.812	0.00	5.947	0.000	10893.159	0.000	10021.714
12-2013	479.7	0.000	3204.296	3012.040	0.000	1602.936	0.00	5.944	0.000	9527.667	0.000	8765.453
12-2014	462.8	0.000	2799.782	2631.794	0.000	1401.215	0.00	5.941	0.000	8325.112	0.000	7659.099
12-2015	441.4	0.000	2440.930	2294.475	0.000	1221.949	0.00	5.939	0.000	7257.683	0.000	6677.072
12-2016	428.5	0.000	2139.301	2010.942	0.000	1071.226	0.00	5.937	0.000	6360.276	0.000	5851.462
12-2017	399.6	0.000	1848.322	1737.423	0.000	926.478	0.00	5.936	0.000	5499.576	0.000	5059.607
12-2018	368.6	0.000	1590.118	1494.712	0.000	797.745	0.00	5.935	0.000	4734.511	0.000	4355.748
12-2019	337.0	0.000	1363.359	1281.557	0.000	684.604	0.00	5.934	0.000	4062.418	0.000	3737.426
12-2020	313.0	0.000	1176.935	1106.319	0.000	591.367	0.00	5.933	0.000	3508.412	0.000	3227.740
12-2021	283.7	0.000	1004.237	943.983	0.000	504.709	0.00	5.932	0.000	2993.989	0.000	2754.469

S TOT	1.0	0.000	48989.223	46049.883	0.000	24517.170	0.00	5.952	0.000	145926.484	0.000	134252.391

AFTER	1.0	0.000	4685.638	4404.500	0.000	2358.014	0.00	5.931	0.000	13985.393	0.000	12866.562

TOTAL	1.0	0.000	53674.855	50454.383	0.000	26875.186	0.00	5.950	0.000	159911.859	0.000	147118.953

	OPERATIONS, M$				CAPITAL COSTS, M$					10.0%
END	PRODUCTION	AD VALOREM	NET OPER	OPERATION	TANGIBLE	INTANG.	TOTAL	TOTAL	CASH FLOW	DISCOUNTED
MO-YEAR	TAXES	EXPENSES	EXPENSES	CASH FLOW	INV.	INV.	BORROW INV	EQUITY INV	BTAX, M$	BTAX, M$
12-2007	1171.423	0.000	0.000	18352.297	0.000	0.000	0.000	0.000	18352.297	17523.273
12-2008	1024.769	0.000	0.000	16054.714	0.000	0.000	0.000	0.000	16054.714	13935.698
12-2009	897.698	0.000	0.000	14063.927	0.000	0.000	0.000	0.000	14063.927	11097.870
12-2010	786.449	0.000	0.000	12321.035	0.000	0.000	0.000	0.000	12321.035	8838.620
12-2011	688.219	0.000	0.000	10782.094	0.000	0.000	0.000	0.000	10782.094	7031.703
12-2012	601.303	0.000	0.000	9420.415	0.000	0.000	0.000	0.000	9420.415	5585.177
12-2013	525.928	0.000	0.000	8239.527	0.000	0.000	0.000	0.000	8239.527	4440.854
12-2014	459.546	0.000	0.000	7199.557	0.000	0.000	0.000	0.000	7199.557	3527.773
12-2015	400.624	0.000	0.000	6276.448	0.000	0.000	0.000	0.000	6276.448	2795.613
12-2016	351.087	0.000	0.000	5500.370	0.000	0.000	0.000	0.000	5500.370	2227.395
12-2017	303.576	0.000	0.000	4756.031	0.000	0.000	0.000	0.000	4756.031	1751.029
12-2018	261.345	0.000	0.000	4094.400	0.000	0.000	0.000	0.000	4094.400	1370.481
12-2019	224.246	0.000	0.000	3513.181	0.000	0.000	0.000	0.000	3513.181	1068.968
12-2020	193.664	0.000	0.000	3034.075	0.000	0.000	0.000	0.000	3034.075	839.231
12-2021	165.268	0.000	0.000	2589.201	0.000	0.000	0.000	0.000	2589.201	651.180

S TOT	8055.146	0.000	0.000	126197.273	0.000	0.000	0.000	0.000	126197.273	82684.867

AFTER	771.994	0.000	0.000	12094.569	0.000	0.000	0.000	0.000	12094.569	2001.030

TOTAL	8827.140	0.000	0.000	138291.844	0.000	0.000	0.000	0.000	138291.844	84685.898

	OIL	GAS			P.W. %	P.W., M$
GROSS WELLS	0.0	532.0	LIFE, YRS.	52.92	5.00	104872.836
GROSS ULT., MB & MMF	0.000	354749.938	DISCOUNT %	10.00	10.00	84685.898
GROSS CUM., MB & MMF	0.000	301075.094	UNDISCOUNTED PAYOUT, YRS.	0.00	15.00	71327.844
GROSS RES., MB & MMF	0.000	53674.863	DISCOUNTED PAYOUT, YRS.	0.00	20.00	61888.375
NET RES., MB & MMF	0.000	26875.188	UNDISCOUNTED NET/INVEST.	0.00	25.00	54882.320
NET REVENUE, M$	0.000	159911.859	DISCOUNTED NET/INVEST.	0.00	30.00	49482.191
INITIAL PRICE,	$0.000	5.991	RATE-OF-RETURN, PCT.	100.00	40.00	41706.668
INITIAL N.I., PCT.	0.000	48.673	INITIAL W.I., PCT.	0.000	60.00	32486.766
					80.00	27180.738
					100.00	23714.451